Exhibit 10.4
CONSTANT CONTACT, INC.
Amendment to Constant Contact, Inc. 2007 Employee Stock Purchase Plan
The 2007 Employee Stock Purchase Plan of Constant Contact, Inc. be, and hereby is, amended by deleting Section 4 thereof in its entirety and substituting in lieu thereof the following:
          “4.      Participation. An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by providing the required information to the Company. The required information will include a payroll deduction authorization form, which will authorize a regular payroll deduction from the Compensation received by the employee during the Plan Period, and such other information as the Company shall determine is appropriate. The deadline for submitting the required information prior to the applicable Offering Commencement Date shall be determined by the Company. The term “Compensation” means the amount of money reportable on the employee’s Federal Income Tax Withholding Statement, excluding allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains associated with the grant or vesting of restricted stock, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown on the employee’s Federal Income Tax Withholding Statement, but including, in the case of salespersons, sales commissions to the extent determined by the Board or the Committee.”